SCHEDULE 14A
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Majesco Entertainment Company

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March 29, 2006 — Majesco Entertainment Company today issued a letter to Trinad Capital Master Fund Ltd. in response to its letter dated March 24, 2006. The text of the letter is as follows:

Mr. Robert S. Ellin
Trinad Capital Master Fund Ltd.153 East 53rd Street
48th Floor New York, NY 10019

Dear Mr. Ellin:

We received your letter dated March 24, 2006 as well as your notice of intention to nominate directors. In your letter you propose that you and your affiliates would purchase approximately 10% of our outstanding shares for $3 million. Your proposal, among other things, is conditioned on your completion of a satisfactory due diligence review of Majesco and your receiving majority representation on our board despite owning less than 20% of our outstanding shares even after your proposed transaction. You are effectively seeking to acquire control of the Company without paying any consideration, let alone a control premium, to our shareholders.

Contrary to the assertions in your letter, the Majesco board has responded to your letter writing campaign. As you know, several of our board members have had numerous telephone conversations with you and your associates dating as far back as June 2005. During these conversations we repeatedly asked you to meet with us in person so we could better understand exactly what you thought you could do, if anything, to increase shareholder value. We also informed you that we were in the process of interviewing qualified candidates for our board. We even invited you to recommend qualified candidates to us and asked for additional relevant information (e.g. bios and resumes) for you, Jay Wolf and other candidates you wished to suggest. Instead, you chose to threaten our board members. For you to publicly suggest that we have not responded to your prior overtures is disingenuous and misleading.

Your letter also inaccurately refers to a ‘‘current liquidity crisis.’’ We believe we have sufficient capital resources to meet our capital needs. In addition, we are confident we can, if necessary, obtain additional financing on terms more favorable than those you have proposed.

Your proposed slate of handpicked nominees (comprised of you, Jay Wolf and Elliot Goldman), raises a number of issues for our shareholders. We question whether you and Mr. Goldman would be considered ‘‘independent’’ directors given Mr. Goldman’s prior status as CEO of the Company’s predecessor, ConnetivCorp, and your association with Atlantis Equities Inc., which was paid consulting fees of $450,000 in connection with ConnectivCorp’s merger with Majesco, as well as fees of $300,000 (in addition to compensation in the form of stock and warrants to purchase Company shares) upon completion of our private placement in February of 2004. We also question Mr. Goldman’s confidence in the prospects of the Company given that he has sold all of his shares in the Company during the past several years. Moreover, Trinad’s history with other companies raises questions about your motives and the impact your proposed actions would have on our shareholders. Based on your track record with Amalgamated Technologies, Mediavest and U.S. Wireless Data, it seems as though you are most interested in acquiring significant positions in ‘‘shell’’ companies with little or no operations or assets so that you can sell control of those companies to a different management team with different operations. We, however, believe in this Company, its future and the industry in which we operate.

Although we, like many of our competitors, witnessed weak sales in the later part of fiscal 2005 due to softness in the interactive entertainment industry related to the hardware transition, which was compounded by increased competition for consumers’ discretionary spending, we have responded proactively by revising our business model to shift our product strategy away from capital intensive premium console games to a renewed focus on value products and lower-cost games for handheld systems. We are committed to executing our revised business model for the long-term benefit of all of our shareholders, and believe that our company will remain a viable player in the interactive entertainment industry for the foreseeable future.

Sincerely,

Laurence Aronson
Louis Lipschitz
Majesco Entertainment Company

IMPORTANT

In connection with its annual meeting at which Class I directors will be elected, Majesco Entertainment Company (the ‘‘Company’’) will file a proxy statement with the Securities and Exchange Commission, and will mail the proxy statement to its shareholders. SHAREHOLDERS AND INVESTORS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders and investors may obtain free copies of the proxy statement (when available) and other documents filed with the Securities and Exchange Commission at the SEC’s web site at www.sec.gov. or by going to the Company’s website at http://www.majescogames.com.

The Company and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company in respect of its annual meeting. Information concerning the interests of the Company’s participants will be included in the proxy statement related to the annual meeting when it becomes available, which document will be available free of charge at the SEC’s web site at www.sec.gov. or by going to the Company’s website at http://www.majescogames.com.